Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cytek Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, Cytek Biosciences, Inc. 2021 Equity Incentive Plan	Other(2)	5,228,596(4)	$6.77(2)	$35,397,594.92	$0.00014760	$5,224.69

Equity	Common Stock, par value $0.001 per share, Cytek Biosciences, Inc. 2021 Employee Stock Purchase Plan	Other(3)	1,307,149(5)	$5.76(3)	$7,529,178.24	$0.00014760	$1,111.31

Total Offering Amount					$42,926,773.16		$6,336.00

Total Fees Previously Paid							$—

Total Fee Offsets							$—

Net Fee Due							$6,336.00

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 13, 2024.

(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 13, 2024, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

(4)

Represents 5,228,596 additional shares of the Registrant’s common stock that were automatically added to the shares authorized for issuance under the Registrant’s 2021 Plan on January 1, 2024, pursuant to an annual “evergreen” increase provision contained in the 2021 Plan.

(5)

Represents 1,307,149 additional shares of the Registrant’s common stock that were automatically added to the shares authorized for issuance under the Registrant’s 2021 ESPP on January 1, 2024, pursuant to an annual “evergreen” increase provision contained in the 2021 ESPP.